[Midland Loan Services Logo]
March 1, 2008
Ms. Kristan Davies Client
Relations Manager
Capmark Finance Inc.
6955 Union Park Center
Suite 450
Midvale, UT 84047
Morgan Stanley Capital I, Inc.
Commercial Mortgage Pass-Through Certificates
Series 2007-IQ15
Subservicing Agreement
OFFICER'S CERTIFICATE
Pursuant to the requirements of that certain Subservicing Agreement (the "Agreement"), it is hereby certified to the Depositor thereunder that on behalf of Midland Loan Services, Inc. (the
"Servicer"), (i) a review of the Servicer's activities during the reporting period and of its performance under the Agreement has been made under the undersigned officer's supervision; (ii) to the best of the undersigned officer's knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period or, if there has been a failure to fulfill any such obligation in any material respect, each such failure known to the undersigned officer and the nature and status thereof are set forth below; and (iii)
the Servicer has not received any notice regarding qualification, or challenging the status, of any REMIC formed pursuant to the Agreement from the IRS or any other governmental agency or body.
Nature and Status of Failures: None.
MIDLAND LOAN SERVICES, INC.

/s/ Steven W. Smith
Steven W . Smith
President and Chief Operating Officer

A Member of the PNC Financial Services Group
P.O. Box 419127 Kansas City Missouri 64141-6127
www.midlandls.com 913 253 9000 T 913 253 9001 F